Exhibit 99.1

Contact:  Karen Schwartzman

(617) 437-9990

Brookline Bancorp, Inc. Announces Resignation of Chief Financial Officer

BOSTON — (BUSINESS WIRE) — Brookline Bancorp, Inc. (NASDAQ: BRKL) announced today that Julie A. Gerschick, Brookline Bancorp’s Chief Financial Officer and Treasurer, has resigned effective December 31, 2013 to pursue other business interests.

Brookline Bancorp President and Chief Executive Officer Paul A. Perrault said, “Julie, with her finance and consulting background, made significant contributions to the further development of the company’s finance area following our recent acquisitions.  We are extremely appreciative of her efforts and wish her the best.”

Gerschick said, “I am grateful for the opportunity to work with Paul and the company’s management team, and assist with the company’s transition to a multi-bank holding company.  At the same time, I look forward to my next opportunity and challenge.”

ABOUT BROOKLINE BANCORP, INC.

Brookline Bancorp, Inc., a bank holding company with approximately $5.2 billion in assets and 47 branches throughout Massachusetts and Rhode Island, is headquartered in Boston, Massachusetts and operates as the holding company for Brookline Bank, Bank Rhode Island, and First Ipswich Bank. The Company provides commercial and retail banking services and cash management and investment services to customers throughout Central New England. More information about Brookline Bancorp, Inc. and its banks can be found at the following websites: www.brooklinebank.com, www.bankri.com, and www.firstipswich.com.